AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN

This  Shareholder  Services  Plan  (the  “Plan”)  dated  November  14,  2005,  constitutes  the  shareholder services plan of the shares of each series of the American Independence Funds Trust (the “Trust”) listed on Exhibit A (or specific classes of a Fund as indicated on Exhibit A).

WHEREAS, the Trust, a corporation organized under the laws of Delaware, engages in business as  an  open-end  management  investment  company  and  is  registered  as  such  under  the  Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of the Trust are divided into separate series (each a “Fund” and collectively the “Funds”) set forth in Appendix A hereto, as may be amended from time to time;

WHEREAS, the Trust has pursuant to a Multi Class Expense Allocation Plan established four classes of shares, two such classes under this Plan are Class A and Class C; and

WHEREAS, the Trust has adopted a related form of Shareholder Servicing Agreement with respect to each class of shares (the “Shares”) of the Funds for certain service organizations that wish to act as agent of their customers (the “Agent”) (respectively, the “Plan” and the “Agreement”).

NOW, THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

Section 1. Annual Fees. Each Fund is authorized to pay financial institutions, including American Independence Financial Services, LLC and its affiliates, or other persons who provide certain services to the Funds (each a “Service Provider”), a  services fee, within the meaning of FINRA Rules under the Plan at an aggregate fee in an amount not to exceed on an annual basis 0.25% for Class A and Class C (collectively referred to herein as “Shares”) of the average daily net asset value of the respective class of Shares of such Fund (the “Services Fees”) as compensation for providing service activities pursuant to an agreement with each Service Provider.

The Fund may pay a Service Fee to the Service Provider at a lesser rate than the fees described above. The Service Fees will be computed daily and payable quarterly by the Funds.

Section 2. Approval of Trustees. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. Term. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Termination. The Plan may be terminated as to a particular Class of Shares or as to all Classes of Shares at any time, without any penalty, by a vote of the majority of the Trustees on 60 days’ notice.

Section 5. Agreements. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

(a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days’ written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 7. Amendments. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Section 8. Meanings of Certain Terms. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Approved: November 14, 2005

Amended: June 22, 2012

Amended: September 21, 2012

Amended: December 14, 2012

Amended: June 14, 2013

Amended: March 21, 2014

Amended: April 29, 2015

APPENDIX A

to the

Shareholder Services Plan

Class A Shares and Class C Shares

Funds Covered Under this Plan are as follows:

Fund Name

American Independence Stock Fund, Class A, Class C

American Independence JAForlines Risk-Managed Allocation Fund, Class A, Class C

 American Independence International Alpha Strategies Fund, Class A

 American Independence Kansas Tax-Exempt Bond Fund, Class A, Class C

American Independence Boyd Watterson Short-Term Enhanced Bond Fund Class A,

American Independence Boyd Watterson Core Plus Fund, Class A

American Independence U.S. Inflation-Indexed Fund, Class A, Class C,

        American Independence Emerging Markets Fund, Class A, Class C

        American Independence Small Cap Value Fund, Class A, Class C

        American Independence Large-Cap Growth Fund, Class A, Class C,

Amended: April 29, 2015